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PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 4, 2003

3,000,000 Shares

Common Stock

We are offering 3,000,000 shares of our common stock.

Our common stock is traded on the New York Stock Exchange under the symbol "VAS." On June 17, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $19.80 per share.

See "Risk Factors" beginning on page 3 of the accompanying prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$19.50	$58,500,000
Underwriting discounts and commissions	$1.17	$3,510,000
Proceeds, before expenses, to us	$18.33	$54,990,000

We have granted the underwriters a 30-day option to purchase from us up to an additional 450,000 shares of our common stock to cover over-allotments.

Delivery of the shares of common stock will be made on or about June 23, 2003.

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	JPMorgan

CIBC World Markets	Needham & Company, Inc.

The date of this prospectus supplement is June 18, 2003.

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including information incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement and on the accompanying prospectus or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the shares in any jurisdiction in which such an offer or solicitation relating to the shares is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the shares if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering of shares of our common stock in two separate documents:

  •
  the accompanying prospectus, which provides general information and sets forth risk factors related to this offering; and

  •
  this prospectus supplement, which describes the specific details regarding this offering.

        Generally, when we refer to this "prospectus," we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus supplement and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, which are described under "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

        Unless the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "we," "us," and "our" refer to VIASYS Healthcare Inc. and its direct and indirect subsidiaries.

VIASYS Healthcare Inc.

        We are a healthcare technology company engaged in developing, manufacturing, marketing and servicing a variety of medical devices, instruments and medical and surgical products for use in the respiratory, critical care, neurocare and medical and surgical product markets. We were incorporated in Delaware in August 1995 as a wholly-owned subsidiary of Thermo Electron Corporation ("Thermo Electron" or "former parent company"). In November 2001, Thermo Electron spun off its entire equity interest in our company by distributing a dividend to its stockholders. References to our company for periods before the spin-off date are to the combined businesses of our former parent company from which we were formed.

        The four segments through which we operate our business are:

  •
  Respiratory Technologies—equipment used in the diagnosis and treatment of respiratory, pulmonary and sleep-related disorders.

  •
  Critical Care—equipment used for the treatment of respiratory insufficiency caused by illness, injury or premature birth.

  •
  NeuroCare—a comprehensive line of neurodiagnostic, peripheral vascular and audiology systems.

  •
  Medical and Surgical Products—disposable, orthopedic and polyurethane products.

        We also operate a worldwide customer service and international sales organization that services each of our segments.

        We sell our products in over 100 countries primarily to hospitals, as well as to alternate care sites, clinical laboratories, private physicians and original equipment manufacturers. The majority of revenues in the United States are generated through our own professional sales representatives. The majority of international revenues are generated through independent distributors in each country. Global revenues from continuing operations in 2002 totaled $353.9 million and in the first quarter of 2003 totaled $96.6 million.

Competitive Strengths

        Strong market positions.    We believe that we are a leading supplier of respiratory and sleep diagnostic testing equipment through our Respiratory Technologies group and a leading supplier of neurological, vascular and audiological diagnostic instruments through our NeuroCare group. In addition, we believe we have a strong position in the sale of mechanical ventilators through our Critical Care group.

        Focus on new technologies.    We are constantly working to enhance and extend our existing product lines into next-generation products and to develop new products to broaden our Respiratory

Technologies, Critical Care, NeuroCare and Medical and Surgical Products offerings. Our internal research and development staff is currently working on fifteen next-generation products, and we anticipate research and development spending will be 7 to 8% of our 2003 revenues. In addition, we in-license technologies from third parties and may out-license key technologies to others to broaden our product portfolio and expand our business. We have recently introduced the following products:

  •
  AVEA Mechanical Ventilator, a high-end volume/pressure/time cycle ventilator for adult, pediatric and neonatal use and the only ventilator approved by the FDA for the use of Heliox (a therapeutic mixture of helium and oxygen);

  •
  HiOx 80, a disposable device that administers high levels of oxygen and allows patient mobility;

  •
  Vela Mechanical Ventilator, a conventional volume/pressure ventilator for adult and pediatric patients;

  •
  Orion CPAP, a system for managing obstructive sleep apnea;

  •
  Tecotex, a three-dimensional surface texture for orthopedic implants; and

  •
  AUDIOscreener, a new system for screening newborns for hearing disorders.

        Commitment to quality and customer support.    We are committed to maintaining the highest standards of quality for our products. We have created and filled a senior level position of Vice President of Corporate Quality and are instituting a comprehensive Total Quality Management system throughout all our facilities. The Total Quality Management system involves the implementation of internal quality standards for evaluating manufacturing yield, product performance and other factors. In addition, we have approximately 220 customer care professionals dedicated to maintaining product quality.

        Experienced management team.    Our management team has substantial experience in guiding international healthcare organizations through rapid change, integration and growth. The management team has successfully integrated fourteen of our independently run businesses into one operation. In addition, our management team has successfully completed and integrated two businesses acquired in 2002.

Strategy

        Maintain and grow our market share in our existing businesses.    Through our own product development efforts and by in-licensing compatible products, we plan to expand our market share in our existing businesses. For example, we recently introduced certain new products, including the AVEA and Vela mechanical ventilators, that have increased our penetration in existing markets.

        Focus on building high-margin recurring revenue.    We plan to expand our businesses into disposable and therapeutic products in order to increase our offering of higher margin products. An example of our expansion into disposables is our proprietary system of disposable circuitry for use with our high frequency oscillating ventilator.

        Leverage our customer relationships to increase our service business.    We intend to build on our customer relationships by increasing our business of servicing medical diagnostic and therapeutic equipment and to strengthen these relationships through the marketing of new products. In addition, we intend to further develop our clinical trials business, which provides bio-measurement devices and data management for several major pharmaceutical companies and clinical research organizations in the respiratory field. We also provide data analysis and interpretation for physicians using our diagnostic equipment.

        Invest in product development.    We primarily focus our research and development activities on responding to marketplace needs. We believe that our centralized system for monitoring company-wide research and development will increase our efficiency in identifying high-value opportunities and bringing products to market.

        Expand into growing businesses.    We believe that we are well-positioned to continue to take advantage of market opportunities in the areas of sleep therapy, anesthesia, orthopedics, audiology and disposables. In 2002, we expanded into the sleep therapy market through the introduction of several new CPAP products, including Orion CPAP, and introduced AUDIOscreener and Tecotex in the audiology and orthopedics markets.

        Pursue selective acquisitions and in-licensing.    Our 2002 acquisitions of E.M.E. (Electro Medical Equipment) Ltd., a manufacturer and servicer of devices and disposables for newborn respiratory care, and SciMed Ltd., a supplier of vascular products, are indicative of our growth strategy of pursuing acquisitions that complement our existing products. AUDIOscreener and HiOx 80 are examples of in-licensed technology that have expanded our existing product base. We will continue to evaluate strategic opportunities in our industry.

        Our principal executive office is located at 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428, and our telephone number is 610-862-0800.

The Offering

Common stock offered	3,000,000 shares
Common stock to be outstanding immediately after the offering	29,394,841 shares*
Over-allotment option	450,000 shares
Use of proceeds	General corporate purposes, including debt repayment, working capital and potential acquisitions
New York Stock Exchange symbol	VAS

        The number of shares of common stock to be outstanding after this offering is as of June 16, 2003 and excludes 5,042,285 shares of our common stock underlying outstanding stock options, 1,427,965 shares of our common stock reserved for issuance under our Equity Incentive Plan and 607,107 shares of common stock reserved for issuance under our Employee Stock Purchase Plan.

*
Prior to any exercise of the over-allotment option.

Summary Consolidated Financial Data

        You should read this summary information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes to those financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2002 and our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2003, each as amended, filed with the Securities and Exchange Commission and incorporated by reference in this prospectus. We derived the summary consolidated financial data for the years ended December 28, 2002, December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999 from our Annual Report on Form 10-K for the year ended December 28, 2002. We derived the summary consolidated financial data as of March 29, 2003 and for the three months ended March 29, 2003 and March 30, 2002 from our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2003. The financial results for the three months ended March 29, 2003 and March 30, 2002 are not necessarily indicative of the results that may be expected for any other interim period or for a full year.

	Three Months Ended		Year Ended
	Mar. 29, 2003	Mar. 30, 2002	Dec. 28, 2002	Dec. 29, 2001*	Dec. 30, 2000*	Jan. 1, 2000*	Jan. 2, 1999*
	(In thousands, except per share data)
Statement of income data
Revenues	$96,606	$85,661	$353,921	$336,336	$322,644	$333,390	$279,235
Income from continuing operations	6,325	4,724	19,758	15,017	17,913	30,230	24,233
Basic earnings per share from continuing operations	$.24	$.18	$.76	$.58	$.69	$1.16	$.93
Diluted earnings per share from continuing operations	.24	.18	.74	.58	.69	1.16	.93
*
The years 2001, 2000, 1999 and 1998 included goodwill amortization expense, net of tax, of $4,194, $3,940, $3,689 and $3,059, respectively. In accordance with the adoption of SFAS No. 142, amortization of goodwill ceased on December 30, 2001.

Mar. 29, 2003
(In thousands)
Balance sheet data
Cash and cash equivalents	$14,846
Total assets	446,065
Current liabilities	115,204
Long-term liabilities	5,892
Stockholders' equity	324,969

USE OF PROCEEDS

        The net proceeds from this offering will be used for general corporate purposes, including paying down debt, financing acquisitions (although none are currently planned), funding research and development and for working capital. We may consider using a portion of the proceeds from this offering to reduce the balance under our $60,000,000 Senior Revolving Credit Facility (the "Facility"). The Facility expires in May 2005. At May 30, 2003, $22,000,000 was outstanding under the Facility at a 3.06% weighted average interest rate. Our management will have broad discretion in the allocation of net proceeds of this offering.

CAPITALIZATION

        The following table sets forth our total capitalization as of March 29, 2003, and as adjusted to give effect to the sale by us of 3,000,000 shares of common stock at the public offering price of $19.50 per share, after deducting underwriters' discounts and commissions and other estimated offering expenses payable by us.

	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$14,846	$69,354

Revolving credit facility(1)	$38,000	$38,000
Stockholders' equity	324,969	379,477

Total capitalization	$362,969	$417,477

(1)
A portion of the net proceeds from this offering may be used to reduce the balance of the revolving credit facility.

OUR COMPANY

Overview

        We are a healthcare technology company engaged in developing, manufacturing, marketing and servicing a variety of medical devices, instruments and medical and surgical products for use in the respiratory, critical care, neurocare and medical and surgical product markets. We were incorporated in Delaware in August 1995 as a wholly-owned subsidiary of Thermo Electron Corporation. Our business was formed from the combination of a number of enterprises separately acquired or originated by Thermo Electron, including Bird Medical Systems, Bear Medical Technologies, SensorMedics and Nicolet Biomedical. On November 15, 2001, as part of its reorganization plan, Thermo Electron spun off its equity interest in our company by distribution of a dividend to its stockholders of record as of November 7, 2001 ("Spin-off Date"). This distribution resulted in the receipt by each Thermo Electron common stockholder of record of 0.1461 shares of our common stock for each share of Thermo Electron common stock owned by such common stockholder of record. References to our Company for periods before the Spin-off Date are to the combined businesses of our former parent company from which we were formed.

        The four segments through which we operate our business are:

  •
  Our Respiratory Technologies group, which develops, manufactures, markets and services products for the diagnosis and treatment of respiratory, pulmonary and sleep-related disorders.

  •
  Our Critical Care group, which develops, manufactures, markets and services products to treat respiratory insufficiency caused by illness, injury or premature birth.

  •
  Our NeuroCare group, which develops, manufactures, markets and services a comprehensive line of neurodiagnostic and audiology systems.

  •
  Our Medical and Surgical Products group, which develops, manufactures and markets disposable products, specialty medical products and polyurethanes.

        We currently market our products in over 100 countries and our customers include hospitals, alternate care sites, clinical laboratories, private physicians and original equipment manufacturers. Our global revenues from continuing operations in 2002 totaled $353.9 million and for the quarter ended March 29, 2003 were $96.6 million. Revenues, operating income from continuing operations and total assets by segment are set forth in the Notes to the Consolidated Financial Statements, which are incorporated by reference in the accompanying prospectus.

Our Strategy

        We focus our development and marketing activities on growth segments of the healthcare industry. We are seeking to capitalize on our research, development and marketing expertise, as well as our relationships with physicians and other medical caregivers in these markets to expand our business into high-value opportunities, including therapy and service-based products. We have augmented our internal research by in-licensing technologies that have resulted in newly launched products including SNAP and AUDIOscreener. In addition to developing these new opportunities, we are working to enhance and extend our existing product lines into next-generation products and to develop new products to broaden our existing respiratory technologies, critical care, neurocare and medical and surgical product offerings. Products that we have recently introduced include:

  •
  AVEA Mechanical Ventilator, a high-end volume/pressure/time cycle ventilator for adult, pediatric and neonatal use;

  •
  HiOx 80, a disposable device that administers high levels of oxygen and allows patient mobility;

  •
  Vela Mechanical Ventilator, a conventional volume/pressure adult and pediatric ventilator;

  •
  Orion CPAP, a system for managing obstructive sleep apnea;

  •
  Tecotex, an engineered three-dimensional surface texture for orthopedic implants;

  •
  AUDIOscreener, a new system for screening newborns for hearing disorders.

Principal Businesses and Products

Principal Businesses	Principal Products	Commenced Operations
Respiratory Technologies
Erich Jaeger	Pulmonary function testing and metabolic equipment	1954
SensorMedics	Pulmonary function testing equipment, sleep diagnostic equipment	1983
Health Management Systems	Contract research	1998
Critical Care
Bear Medical Systems	Adult and pediatric mechanical ventilators	1972
Bird Medical Technologies	Adult and pediatric mechanical ventilators	1954
E.M.E. (Electro Medical Equipment) Ltd	Infant nasal CPAP	1978
SensorMedics Critical Care	Specialized mechanical ventilators	1983
NeuroCare
Grason-Stadler	Hearing diagnostic equipment	1949
Nicolet Biomedical	Neurodiagnostic equipment	1967
Nicolet Vascular	Peripheral vascular testing and transcranial doppler equipment	1976
Toennies	Neurodiagnostic equipment	1936
Medical and Surgical Products
Corpak	Enteral feeding tubes and disposable respiratory accessories	1980
Stackhouse	Surgical barrier control systems and clean suits	1936
Tecomet	Surgical implant components and medical imaging components	1964
Thermedics Polymer Products	Medical grade polyurethanes and polyurethane films	1983

Respiratory Technologies

        Our Respiratory Technologies group develops, manufactures, markets and services products for the diagnosis and treatment of respiratory, circulatory and sleep-related disorders. These products are used in a variety of settings, from intensive care to homecare, but generally share a common diagnostic focus on breathing and the availability of oxygen throughout the body. We market our respiratory technologies products throughout the world to a variety of customers including hospitals, clinics, private physicians, research centers and original equipment manufacturers under the brand names Erich Jaeger and SensorMedics. Our Respiratory Technologies business is comprised of the following product lines:

  •
  services to support pharmaceutical companies and clinical research organizations;

  •
  lung function testing equipment for respiratory and circulatory disorders; and

  •
  diagnostic and therapeutic equipment for sleep-related disorders.

Health Management Systems (HMS)

        Our clinical trials business provides bio-measurement devices and data management for several major pharmaceutical companies and clinical research organizations. We assist these companies and organizations in the selection and monitoring of subjects in clinical trials which are investigating treatments for respiratory illnesses.

Lung Function Testing Equipment

        Lung or pulmonary function testing equipment measures and analyzes breathing in order to evaluate the condition of the heart, lungs and metabolism. These instruments assist in the diagnosis of heart and lung disease and in the evaluation of a patient's fitness and metabolic condition. In pulmonary function testing, a patient typically breathes into a mouthpiece connected to a diagnostic instrument. This instrument measures the gas concentration, air flow and air volume and collects data on the level of exchange of oxygen and carbon dioxide in the patient's lungs.

        We market our lung function testing equipment internationally under the SensorMedics and Erich Jaeger brand names and offer a broad line of pulmonary function testing equipment, from basic spirometry products, which measure the rate and volume of breathing, to complete pulmonary function and metabolic systems, which measure a range of heart, lung and metabolic functions. Our principal pulmonary function testing products are:

  •
  SensorMedics VMAX Spectra ("VMAX"), a portable pulmonary function and metabolic diagnostic system designed for use by healthcare providers. VMAX is a modular system that allows end-users to configure a system to their specific needs and to add diagnostic functions as those needs change. VMAX may be configured in a variety of ways, ranging from a simple spirometry system to a full-featured pulmonary function and metabolic diagnostic lab; and

  •
  Erich Jaeger MasterScreen, a full-function, pulmonary function and metabolic diagnostic system for use primarily by healthcare providers. Our MasterScreen series of products are similar to the VMAX system, but are constructed in a single configuration with fully integrated features.

        We believe that through our combined SensorMedics and Erich Jaeger businesses we are the largest global manufacturers of lung function diagnostic equipment.

Sleep Diagnostic and Therapeutic Testing Equipment

        Sleep diagnostic testing equipment measures a variety of respiratory and neurological functions to assist in the diagnosis and monitoring of sleep disorders, such as snoring and obstructive sleep apnea, a condition that causes a person to stop breathing intermittently during sleep. Our products range from basic sleep diagnostic systems that monitor one patient, such as the SensorMedics SomnoTract, to a networked, modular, expandable sleep lab that can monitor multiple patients simultaneously, such as the SensorMedics SomnoStar. Our sleep therapy product line for homecare, including the Orion and Pegasus, are continuous positive airway pressure, or CPAP, systems that assist breathing to allow for uninterrupted sleep. According to an independent market survey, through our Respiratory Technologies and NeuroCare groups we hold the number two market position in sleep diagnostics.

Critical Care

        Our Critical Care group develops, manufactures, markets and services a variety of medical devices to treat respiratory insufficiency caused by illness, injury or premature birth. These products are used in a variety of settings, from intensive care to homecare. We market our critical care products throughout the world to a variety of customers including hospitals, clinics, private physicians, research centers and original equipment manufacturers.

        In October 2002, we acquired E.M.E. (Electro Medical Equipment) Limited ("EME"), a developer, manufacturer, marketer and servicer of devices and disposables for the non-invasive treatment of newborns with respiratory problems. EME's main product is Infant Flow, which is based on a proprietary form of nasal CPAP (Continuous Positive Airway Pressure). EME's products provide an extension to our global critical care business and are complementary to the many products we offer for the care of the newborn.

Mechanical Ventilators

        Mechanical ventilators are used by patients who are unable to breathe adequately without assistance due to disease or injury. These devices pump heated, humidified, oxygen-enriched air into the lungs at regulated pressures, volumes and times in order to approximate normal breathing or to modify breathing to treat disorders. They are typically configured either for adult, pediatric or neonatal use and are marketed globally under the Bird, Bear, EME, SensorMedics and VIASYS Critical Care brand names.

        We offer a range of adult, pediatric and neonatal ventilators for institutional and home use, including:

Usage
Product
	Home	Institutional	Adult	Pediatric	Neonatal	Portable
AVEA Mechanical Ventilator		X	X	X	X
VELA Mechanical Ventilator		X	X	X
TBird Ventilator		X	X	X
TBird Legacy	X	X	X			X
Bear 1000 Adult Ventilator		X	X
Bird 8400 STI		X	X
Bird VIP		X		X	X
Bear Cub 750		X		X	X
    •
    AVEA Mechanical Ventilator, our high-end volume/pressure/time cycle ventilator;

    •
    VELA Mechanical Ventilator, conventional volume/pressure ventilator;

    •
    TBird Ventilator, a full-feature ventilator that can be powered by a battery and used without an air compressor, thereby facilitating the movement of patients;

    •
    TBird Legacy, a portable volume/pressure ventilator;

    •
    Bear 1000 Adult Ventilator, a full-featured ventilator for intensive care applications;

    •
    Bird 8400 STI, a full-featured ventilator for critical care applications; and

    •
    Bird VIP and the Bear Cub 750, pediatric ventilators that deliver smaller amounts of oxygen at lower pressures than adult ventilators.

        We believe our Critical Care business is a market leader in the sub-acute pediatric and adult ventilator and conventional neonatal ventilator markets.

Other Products

        In addition, we offer high frequency oscillatory ventilators ("HFOV"), which are specialized ventilators designed to reduce the damage to a patient's lungs that may be caused by the continuous expansion and contraction characteristic of traditional mechanical ventilation. We market our SensorMedics 3100A HFOV for use in children and premature infants who suffer acute respiratory failure and market our 3100B HFOV for use in the treatment of adult respiratory distress syndrome ("ARDS"). These ventilators provide superior oxygenation at much lower pressures, thus reducing lung damage as compared with conventional ventilators and other types of high frequency ventilators. We believe that we are a market leader in the high frequency neonatal ventilator market.

        We also offer a variety of related products, including:

  •
  air/oxygen blenders, which are ventilator components that regulate, in specific concentrations, the oxygen delivered by a mechanical ventilator;

  •
  ventilator accessories, such as air compressors, heated humidifiers and mounting stands; and

  •
  monitoring devices that measure the volume of gas entering and exiting a patient's lungs during mechanical ventilation.

NeuroCare

        Our NeuroCare group develops, manufactures, markets and services a comprehensive line of neurodiagnostic systems that are used by physicians and medical technologists to assist in the diagnosis of neurological, vascular, brain, auditory, psychological, learning and sleep disorders. We market our neurodiagnostic products globally to a variety of customers under brand names such as Grason-Stadler, Nicolet Biomedical and Nicolet Vascular, and offer products used in the following areas of neurodiagnostics, including:

        Electromyography and Evoked Potential—Electromyography, or EMG, is the measurement of electrical activity in the nerves and muscles. Evoked potential, or EP, is the monitoring of patient response to stimuli in order to evaluate the condition of specific nerve pathways. Physicians and technicians in the fields of neurology, physical medicine and rehabilitation use EMG and EP data to confirm the diagnosis of various diseases and disorders, including Lou Gehrig's (ALS) disease, multiple sclerosis and spinal cord injury. Our principal EMG and EP diagnostic product is the Nicolet Viking, which offers a high quality signal to distinguish electrical impulses within the body from background noise.

        Electroencephalography—An electroencephalograph, or EEG, is a visual display of electrical activity generated by nerve cells in the brain. Placing electrodes on the scalp allows the brain's activity to be amplified and displayed in rising and falling potentials called brain waves. Physicians use EEGs primarily for the diagnosis of epilepsy and the monitoring of surgical and pharmaceutical treatments. Our principal EEG diagnostic product is the Nicolet AllianceWorks digital EEG monitor, which allows screening of brain wave abnormalities. In April 2002, the FDA approved SNAP, our handheld device for monitoring the effects of anesthesia in real-time.

        Epilepsy Monitoring—Our BMSI epilepsy monitoring system combines EEG data with digital video of a patient to enable a physician to assess the frequency and severity of epileptic seizures over a multiple day period, typically three or four days. Our system helps the physician to locate the site of epileptic seizures in the brain for surgical intervention and to determine the proper dosage of drug therapies for treatment of a particular patient.

        Audiology—Audiology is the assessment of hearing, auditory performance and balance disorders using a variety of testing techniques, including the evaluation of the function of the ear and the measurement of neural responses to sound. We offer a broad range of audiology diagnostic instruments for middle ear testing in adults and children that we market under the Grason-Stadler and Nicolet Biomedical brand names. In September 2002, we introduced the AUDIOscreener, an infant hearing screener for early detection of hearing disorders that could affect the development of speech and language abilities in children. In November 2002, we also introduced Audera, which assists physicians in fitting cochlear implants and hearing aids in children.

        Intra-Operative Monitoring—Our intra-operative monitoring products assist surgeons in preserving the functional integrity of a patient's circulatory and nervous systems during and after complex surgical procedures, such as vascular reconstruction and tumor removal. Nicolet Biomedical's primary product in this area is the Bravo Endeavor, a sophisticated 16-channel intra-operative monitoring system that provides simultaneous EEG, EP and EMG monitoring for use in the operating room and intensive care units.

        Neurosurgery—Our neurosurgery products include MicroGuide, a product for the localization of the treatment site for neurosurgical intervention in patients with Parkinsons disease. This product reduces the time required for localization and improves the accuracy of the placement of stimulation products as therapy for the treatment of tremors.

        In addition, we offer a variety of products related to our neurodiagnostic instruments, including:

  •
  Medical pocket dopplers, instruments that detect fetal heartbeats and blood clots in the legs, which we market under the Nicolet Vascular brand name;

  •
  Transcranial doppler sonographs, instruments that measure blood flow in the brain, which we market under the Nicolet Vascular brand name;

  •
  Nic Vue Patient Administrator database software, which manages patient data from multiple Nicolet Biomedical applications and across multiple patient visits and enables the review of data acquired across Nicolet Biomedical's neurodiagnostic systems; and

  •
  Ultrasom sleep study systems, instruments that measure a variety of neurological functions and assist in the diagnosis and monitoring of sleep disorders, which we market under the Ultrasom brand name.

        In contrast to many other neurodiagnostic instrument providers, Nicolet Biomedical designed its neurodiagnostic systems to function on all personal computer systems compatible with Microsoft Windows® software to prevent its products from becoming obsolete in the short-term as a result of changes in personal computer technologies. In addition, we believe that we are a market leader in the neurodiagnostic, peripheral vascular diagnostic and audiologist focused audio diagnostic market.

Medical and Surgical Products

        Our Medical and Surgical group develops, manufactures and markets disposable products and specialty medical products. We market our disposable products, such as our feeding tube systems, disposable respiratory accessories and surgical barrier control systems, to hospitals, clinics and industrial customers globally. We market our specialty products and materials, such as our surgical implant components, to original equipment manufacturers for inclusion in their products.

MedSystems Disposables

        In 2002, we created a strategic business unit called MedSystems through the combination of our Corpak and Stackhouse businesses. This strategic business unit develops, manufactures and markets a variety of disposable products, including:

  •
  Specialty feeding tubes that supply nutrition to critically ill or compromised patients. The tubes run from the nose into either the stomach or small bowel and allow easily-digested nutrients to be delivered into a patient's digestive tract rather than into the blood stream. Our specially designed tubes can be placed into the small bowel at the patient's bedside by the nursing staff, thus reducing patient transport and physician involvement. We market this group of products under the Corflo brand name and we believe that we are the market leader in disposable long-term naso-gastric feeding tubes.

  •
  Neonatal/Pediatric devices, such as:

  •
  Closed suctioning systems that assist infants requiring mechanical ventilation by maintaining an open airway and ensuring that the lungs remain inflated. We market this product under the Neo Link brand name.

    •
    Farrell Gastric Relief Systems that eliminate gas and fluid buildup that is common in infants suffering from digestive complications, thereby allowing the delivery of nutrients into the stomach. We market this product under the Corflo brand name.

  •
  Disposable respiratory accessories that assist a patient's breathing during surgery or trauma, which we market under the Pulmonex brand name.

  •
  Surgical barrier control systems that we market to hospitals globally under the Stackhouse brand name. Our principal surgical barrier control systems are:

  •
  Freedom Mark IV Surgical Helmets and ACS Surgical Face Shields that protect surgeons from contamination introduced into the operating room;

  •
  Versa Vac 2 and Intellivac Surgical Smoke Evacuation Systems, which are air filtration systems that collect the smoke plume created from vaporizing tissue during laser surgery or electrosurgery; and

  •
  Gowns, masks and caps used in industrial environments.

Specialty Products and Materials

        We develop, manufacture and market a variety of specialty products and materials for inclusion by original equipment manufacturers in their products, including:

  •
  Surgical implant components, which are fine metal parts used in reconstructive surgery of bones and joints, which we market to original equipment manufacturers that design and distribute orthopedic implants globally;

  •
  Tecotex, an engineered three-dimensional surface texture for orthopedics;

  •
  Key components for a left ventricular assist device which is used in the heart;

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  Medical imaging components that limit the "scatter" of high resolution images of patient anatomy, such as an X-ray image, thereby sharpening the image;

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  Medical-grade polyurethanes that are used to make catheters or stents that prop open blood vessels and are used as part of implantable devices, such as pacemakers. We primarily market our medical-grade polyurethanes under the Tecoflex brand name;

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  Polyurethane films that are used in a variety of applications, including security glazing for anti-ballistic windows and protective coatings for computer monitor screens;

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  Polyurethane resins used to make non-latex condoms; and

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  Re-constructive and trauma products for the orthopedic industry.

VIASYS Customer Care

        At March 29, 2003, VIASYS Customer Care consisted of our 220 service professionals that support our products around the world and insure the highest level of quality to the care providers and patients who rely on our products. Our customer care professionals support our warranties and long-term service contracts. In addition, they insure the renewal rate of service contracts and sell parts and upgrades to our installed customer base.

New Products, Research and Development

        Our research and development program, in conjunction with our marketing expertise and our relationships with physicians and other medical caregivers is designed to expand our business into high-value opportunities, including therapy and service-based products. We estimate that the global demand for respiratory care equipment and disposables is growing at an annual rate of 10% and that the neurocare market is growing at an annual rate of 8%. We out-license key technology to others and in-license technology from partners in order to expand our business and broaden our product portfolio. We currently have six such in-licensing arrangements. In order to offer incentives to our partners, many of our agreements link the partners' compensation to our success. In addition to our partnering strategy, we pursue a substantial internal development strategy. Our internal research and development staff is currently working on the development of 15 new next-generation products.

        Prior to the spin-off, our research and development activities had been organized by operating group and subsidiary. Subsequently, we implemented an initiative to strategically reorganize our research and development efforts by product area and functional use rather than along traditional company lines. In 2001, a Technical Advisory Board ("TAB") was created, comprised of our top research scientists and marketing managers. The purpose of this board is to foster intercompany coordination, to help understand potential research and development areas and to prioritize investment spending. The TAB has successfully integrated the company's research and development activities in order to move forward with development projects for the growing obstructive sleep apnea market. The review of our current R&D capabilities has also focused our attention on the anesthesia market where our technical expertise and current pipeline lend themselves to further development of this market.

        In addition to developing therapy and service-based products, we plan to enhance and extend our existing product lines into next generation products and to develop new products to broaden our existing portfolio of respiratory technologies, critical care, neurocare and medical and surgical products. We primarily focus our research and development activities on responding to marketplace needs. For example, we continue to develop new ventilator platforms that will enable us to offer a more comprehensive suite of products in the respiratory critical care market. In our respiratory technologies, critical care and neurocare businesses we have several products that are pending FDA approval. We also have efforts underway in each of our businesses to leverage our technologies for new applications. For example, we are attempting to expand the use of our HTC grids, an image enhancer for mammography X-rays, to general radiology.

        We are developing a number of products, including those described below.

        Devices for the Treatment of Sleep Disorders.    After receiving marketing clearance from the FDA in May 2002, we launched a new sleep therapy product, the Orion CPAP. CPAP uses a gentle stream of air to encourage a patient's airway to remain open while sleeping. In January of 2003, the FDA granted marketing clearance for Pegasus, another CPAP device, with advanced monitoring capabilities. We continue to develop more advanced CPAP devices such as those that can adjust automatically to more closely follow an individual's breathing pattern.

        Gas Clearance Device.    We are developing a device that rapidly clears gases such as carbon monoxide and some anesthetic agents from the blood. The device uses a flow of air and a fixed concentration of carbon dioxide in combination with a proprietary mask to create a gradient to rapidly remove unwanted gases from the body. We believe this device will have broad application in the medical field and could be used in anesthesia and trauma situations, especially at fire scenes. We believe that this device will require 510(k) clearance from the FDA prior to marketing it as a gas clearance device in the United States and we are conducting clinical trials of the device pursuant to an Investigational Device Exemption ("IDE") from the FDA to support the 510(k) submission. We expect to submit a 510(k) application in the third quarter of 2003.

        Oxygen Delivery Masks.    In August 2002, we received 510(k) clearance and launched the HiOx 80. HiOx 80 uses proprietary technology to deliver very high concentrations of oxygen at low flow rates. In addition, we are developing the sequential rebreather, a derivative product that allows a patient to re-breathe exhaled gases when hyperventilating, thereby enabling the rapid delivery of oxygen to a patient without decreasing the level of carbon dioxide in the blood. This derivative product may also require 510(k) clearance from the FDA. This system has potential use in the OB/GYN, sports medicine, trauma and radiation oncology fields.

        Our research and development expenses totaled $26.9 million in fiscal 2002, $29.3 million in fiscal 2001, $23.4 million in fiscal 2000 and $6.7 million for the quarter ended March 29, 2003. We expect research and development expenses to increase in the future. As of March 29, 2003, we had approximately 200 full-time employees engaged in research and development.

MATERIAL UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following summary describes the material United States federal income and estate tax consequences of the ownership of common stock by you if you are a non-U.S. holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to you in light of your personal circumstances. Special rules may apply to certain non-U.S. holders, such as United States expatriates, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Internal Revenue Code of 1986, as amended, which we refer to as the "Code". If you are one of these holders, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. If you are considering the purchase, ownership or disposition of common stock you should consult your own tax advisors concerning the United States federal income tax consequences in light of your particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the common stock, you should consult your tax advisor.

        As used herein, a "U.S. holder" of common stock means a holder that is for United States federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        A "non-U.S. holder" is a holder that is not a U.S. holder.

  Dividends

        Dividends, if any, paid to you on our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by you if you are a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

  •
  complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury, that you are not a United States person; or

  •
  if your common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations.

        Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

        If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  Gain on Disposition of Common Stock

        You generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless:

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  the gain is effectively connected with your conducting a trade or business in the United States, and, where a tax treaty applies, is attributable to your United States permanent establishment;

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  you are an individual and hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

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  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        If you are described in the first bullet point above you will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. If you are described in the second bullet point above you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though you are not considered a resident of the United States). If you are a non-U.S. holder that is a foreign corporation and fall under the first bullet point above, you will be subject to tax on your gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

  Federal Estate Tax

        If you are an individual, our common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        You will be subject to backup withholding unless applicable certification requirements are met.

        Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of common stock within the United States or conducted through United States-related financial intermediaries unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement dated as of June 17, 2003, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc., has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below at the offering price less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc.	1,035,000
J.P. Morgan Securities Inc.	1,035,000
CIBC World Markets Corp.	330,000
Needham & Company, Inc.	330,000
CJS Securities, Inc.	135,000
Wm Smith Securities, Incorporated	135,000

Total	3,000,000

        The underwriting agreement provides that the obligations of the underwriters thereunder are several and subject to approval of certain legal matters by their counsel and various other conditions. Under the underwriting agreement, the underwriters are obligated to purchase and pay for all of the above shares of common stock, other than those covered by the over-allotment option described below, if they purchase any of the shares.

        The representatives have advised us that they propose to initially offer some of the shares directly to the public at the offering price set forth on the cover page of this prospectus and some of the shares to dealers at this price less a concession not in excess of $.70 per share. The underwriters may allow, and dealers may re-allow, concessions not in excess of $.10 per share on sales to other dealers. After the initial offering of the shares to the public, the underwriters may change the offering price, concessions and other selling terms.

        We have granted the underwriters an option exercisable for 30 days from the date of the underwriting agreement to purchase up to 450,000 additional shares at the offering price less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent underwriters exercise this option in whole or in part, then each of the underwriters will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to each underwriter's initial purchase commitment as indicated in the preceding table.

        The following table shows the underwriting discount to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

		TOTAL
	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Public offering price	$19.50	$58,500,000	$67,275,000
Underwriting discounts and commissions payable by us	$1.17	$3,510,000	$4,036,500
Proceeds, before expenses, to us	$18.33	$54,990,000	$63,238,500

        The maximum aggregate discounts and commissions paid to underwriters and broker/dealers will not exceed 8% of the gross proceeds of the offering.

        Other expenses of this offering, including the registration fees and the fees of financial printers, legal counsel and accountants, payable by us are expected to be approximately $481,590.

        We will agree, and we anticipate that our executive officers and directors and certain holders of our common stock will agree, that, during the period of 90 days from the date of this prospectus supplement, without the prior written consent of the representatives, none of us will:

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  directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge or otherwise dispose of any of our common stock or any security convertible into or exchangeable for our common stock, or make any announcement of any of the foregoing,

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  establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with respect to any such security or

  •
  otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any such security, whether or not such transaction is to be settled by delivery of such securities, other securities, cash or other consideration, other than the issuance of our common stock upon the exercise of currently outstanding options and the grant and exercise of options under, or the issuance and sale of shares pursuant to, our employee stock purchase plan, our employee stock option plans in effect on the date of this prospectus supplement.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The underwriters have advised us that they may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the securities for their own account by selling more shares than we have actually sold to them. A short position is "covered" if the short position is no greater than the number of common shares available for purchase by the underwriters under the underwriters' over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of the shares compared to the price available under the underwriters' over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

        In addition, the underwriters have advised us that they may stabilize or maintain the price of the securities by bidding for or purchasing shares in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of the transactions described in this and the preceding paragraph may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market, and these transactions may be discontinued at any time. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of these activities.

        One or more of the underwriters may facilitate the marketing of this offering online directly or through one or more of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.

        Affiliates of Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. are lenders under our $60,000,000 Senior Revolving Credit Facility. We may use more than 10% of the net proceeds from the sale of the common stock in this offering to repay indebtedness owed by us to affiliates of J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. Therefore, this offering will be made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules.

        Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees.

LEGAL MATTERS

        The validity of the common shares offered by this prospectus and certain other legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters related to the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Prospectus

$100,000,000

VIASYS HEALTHCARE INC.

Common Stock

        VIASYS Healthcare Inc. is offering up to an aggregate of $100,000,000 of shares of its common stock. Our common stock is listed on the New York Stock Exchange under the symbol "VAS." The last reported sale price of our common stock on the New York Stock Exchange on June 3, 2003 was $17.55 per share.

        Investing in our common stock involves risk. See "Risk Factors" beginning on page 3 of this Prospectus. You should read this document and any prospectus supplement carefully before you invest. We may sell the securities through underwriters, through dealers, directly to one or more institutional purchasers or through agents.

        This prospectus will allow us to issue common stock over time. We will provide a prospectus supplement each time we time issue common stock, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 4, 2003.

ii

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document.

        Unless the context otherwise requires, references in this prospectus to "we," "us" and "our" refer to VIASYS Healthcare Inc. and its direct and indirect subsidiaries. To understand this offering fully, you should read this entire document carefully, particularly the "Risk Factors" section, as well as the documents identified in the section titled "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        A wide range of factors could materially affect our future performance and financial and competitive position, including the following:

Risks Related to Our Business

  •
  spending policies of our customers;

  •
  government funding policies;

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  reimbursement of patients' medical expenses by government healthcare programs and private health insurers;

  •
  our ability to conduct a public offering of our stock prior to November 15, 2003;

  •
  our ability to maintain a competitive position in our industry;

  •
  our ability to realize the value of the goodwill as recorded on our financial statements;

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  our ability to adapt and respond to uncertain and difficult global market conditions, including fluctuations in currency exchanges rates and unforeseen changes in foreign governmental rules and regulations;

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  our ability to protect our intellectual property rights;

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  our ability to maintain our rights to products and technology licensed from external sources;

  •
  our dependence on our suppliers;

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  market acceptance of our new products;

Risks Related to This Offering

  •
  the volatility of our stock price; and

  •
  sale of substantial amounts of our common stock.

        This above list of factors is not exhaustive but merely illustrative of the many factors that may affect our future performance, financial and competitive position and the accuracy of our forward-looking statements. Accordingly, all forward-looking statements must be evaluated with the understanding of their inherent uncertainty.

OUR COMPANY

        We are a healthcare technology company engaged in developing, manufacturing, marketing and servicing a variety of medical devices, instruments and medical and surgical products for use in the respiratory, critical care, neurocare and medical and surgical product markets. We were incorporated in Delaware in August 1995 as a wholly-owned subsidiary of Thermo Electron Corporation ("Thermo Electron" or "former parent company"). Our business was formed from the combination of a number of enterprises separately acquired or originated by Thermo Electron, including Bird Medical Systems, Bear Medical Technologies, SensorMedics and Nicolet Biomedical. On November 15, 2001 (the "Spin-off Date"), as part of its reorganization plan, Thermo Electron spun off its equity interest in our company by distributing a dividend to its stockholders of record as of November 7, 2001. This distribution resulted in the receipt by each Thermo Electron common stockholder of record of 0.1461 shares of our common stock for each share of Thermo Electron common stock owned by that stockholder. References to our company for periods before the Spin-off Date are to the combined businesses of our former parent company from which we were formed.

        The four segments through which we operate our business are:

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  Our Respiratory Technologies group, which develops, manufactures, markets and services products for the diagnosis and treatment of respiratory, pulmonary and sleep-related disorders.

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  Our Critical Care group, which develops, manufactures, markets and services products to treat respiratory insufficiency caused by illness, injury or premature birth.

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  Our NeuroCare group, which develops, manufactures, markets and services a comprehensive line of neurodiagnostic and audiology systems.

  •
  Our Medical and Surgical Products group, which develops, manufactures and markets disposable products, specialty medical products and polyurethanes.

        We currently market our products in over 100 countries, and our customers include hospitals, alternate care sites, clinical laboratories, private physicians and original equipment manufacturers. Our global revenues from continuing operations in 2002 totaled $353.9 million and in the first quarter of 2003 totaled $96.6 million. Revenues by segment are set forth in the notes to our consolidated financial statements, which are incorporated by reference herein.

        Our principal executive office is located at 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428, and our telephone number is 610-862-0800.

RISK FACTORS

        You should carefully consider the following risk factors and the section entitled "Forward-Looking Statements" before you decide to buy our common stock.

Risks Related to Our Business

Demand for some of our products depends on the capital spending policies of our customers and on government funding policies. Changes in these policies could negatively affect our business.

        A majority of our customers are hospitals. We also sell to laboratories, universities, healthcare providers and public and private research institutions. Many factors, including public policy spending provisions, available resources and economic cycles have a significant effect on the capital spending policies of these entities. These factors can have a significant effect on the demand for our products. For example, a reduction in funding to major government research supported agencies, such as the National Institute of Health or the National Science Foundation, could adversely affect sales of our sleep diagnostic testing equipment.

We depend on third party reimbursement to our customers for market acceptance of our products. Our profitability would suffer if third-party payors failed to provide appropriate levels of reimbursement for the purchase or use of our products or if any governmental or third-party payor were to issue an adverse determination or restrictive coverage policy.

        Sales of medical products largely depend on the reimbursement of patients' medical expenses by government healthcare programs and private health insurers. The cost of some of our products, particularly our SensorMedics VMAX and Erich Jaeger MasterScreen pulmonary function and metabolic diagnostic systems, our epilepsy monitoring systems and our intra-operative monitoring systems is substantial. Without both favorable coverage determinations by and the financial support of government or third-party insurers, the market for some of our products could be limited.

        The federal government and private insurers continue to consider ways to change the manner in which healthcare services are provided and paid for in the United States. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments we receive from sales of our products. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of the level of patient treatment and other countries requiring application for, and approval of, government or third party reimbursement. Even if we succeed in bringing new products to market, uncertainties regarding future healthcare policy, legislation and regulations, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

        Governments and private insurers in many countries closely examine medical products and devices incorporating new technologies to determine whether to cover and reimburse for the purchase or use of such products and devices and, if so, the appropriate level of reimbursement. We cannot be sure that third-party payors will cover and reimburse customers for purchases of future products or that any such reimbursement will enable us to sell these products at profitable prices. We also cannot be sure that third-party payors will maintain the current level of reimbursement to physicians and medical centers for use of our existing products. Adverse coverage determination or any reduction in the amount of this reimbursement could harm our business.

        During the past several years, major third-party payors have substantially revised their reimbursement methodologies in an attempt to contain their healthcare reimbursement costs. Third-party payors have recently increased their emphasis on managed care, which has led to an increased emphasis on the use of cost-effective medical devices by healthcare providers. In addition, through their purchasing power, these payors often seek discounts, price reductions or other incentives from medical products suppliers.

        We may be obligated to indemnify Thermo Electron if we are unable to complete a public offering of our stock prior to November 15, 2003.

        Thermo Electron received a private letter ruling from the Internal Revenue Service (the "IRS") that provided no gain or loss would be recognized by us, by Thermo Electron or by Thermo Electron's stockholders as a result of the spin-off. This ruling contemplated that, in order to raise additional capital, we would engage in an initial public offering of 10% to 20% of our stock within one year of the spin-off. A supplemental ruling has been obtained that extends the deadline for an additional year. The sale of shares under this registration statement is intended to satisfy the IRS requirement contemplated in the private letter rulings.

        If a public offering is not conducted by November 15, 2003, it is possible that the IRS could withdraw the ruling, possibly resulting in the spin-off being treated as a distribution of our shares that is taxable to Thermo Electron and/or to the Thermo Electron stockholders who received our stock in the distribution. Pursuant to the Agreement and Plan of Distribution between us and Thermo Electron entered into on November 15, 2001, it is possible that we could be obligated to indemnify Thermo Electron against adverse tax consequences resulting from the spin-off being treated as a taxable distribution.

        The IRS could view the distribution as a sale, a dividend or one of several other taxable forms. If the IRS viewed the transaction as a sale, the IRS would likely take the position that Thermo Electron should recognize a taxable gain on the difference of the fair market value on shares at the date of distribution less the tax basis of the assets. We do not know what the tax basis of the Thermo Electron assets were, and could not obtain this information without the permission of Thermo Electron. Even if we were to have access to this information, the determination of the tax basis of each individual asset would be a lengthy, cumbersome and costly process which would be worthwhile only if the IRS asserted that the distribution was taxable. Further, in addition to the potential tax liability, interest, penalties and defense costs could be incurred. These costs would vary depending on the underlying tax liability and would not be meaningful to the operation of the business unless the IRS actually asserted that the distribution was taxable. Consequently, it is not feasible to provide an estimate of any possible indemnification.

        A public offering was part of the IRS ruling because our ability to grow our businesses may be dependent on our ability to efficiently access the capital markets. It may not be possible for us to complete a public offering for a number of reasons, including adverse equity market conditions or unfavorable developments in our business. If a public offering cannot be completed, or if the amount that can be raised is less than expected it might be necessary for us to change our strategy for expanding the company through acquisitions. Our current strategy contemplates the acquisition of companies or technologies that complement our existing products and that provide higher margins. A revised strategy could mean foregoing acquisitions and concentrating solely on internal growth, delaying acquisitions until we have generated sufficient cash reserves or finding non-cash methods to acquire companies or technologies. Such a revised strategy could have a significant impact on our growth rate.

We may need additional capital to sustain and expand our business, including the development of new products.

        We currently have a $60 million revolving credit facility under which we have borrowed $38 million as of March 29, 2003. Our ability to access the credit facility is dependent on complying with the debt covenants that are part of that agreement. These covenants include a maximum ratio of debt to earnings before interest, taxes and depreciation and amortization ("EBITDA") of 2.5, a minimum ratio of EBITDA to interest expense of 4.0, maximum annual capital expenditures of $20 million and a minimum level of stockholders' equity. While we are in compliance with these restrictions and expect to be able to meet these requirements in the future, failure to satisfy any of the conditions would require us to renegotiate the facility on terms that may not be favorable or could require us to repay any outstanding balance. While we would attempt to find alternative sources to fund our operations from other financial institutions, we might not be successful, or if we were successful, the new credit might not be on terms that would be attractive in financing our business plans.

        In addition, we may need to seek capital beyond that available under the credit facility to support the development of new products and otherwise expand our business. Adequate funds for these purposes on terms favorable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed. Even if we were able to raise additional capital, it may result in significant dilution to existing stockholders. If we are unable to secure additional funding when required, we may be required to delay, scale back, and/or abandon some or all of our product development programs.

We face aggressive competition in many areas of our business and our business will be harmed if we fail to compete effectively.

        We encounter aggressive competition from numerous companies in many areas of our business. Although we believe that our products currently compete favorably with respect to these factors, we may not maintain our competitive position against our current and potential competitors. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We may not be able to compete effectively with these competitors. To remain competitive, we must develop new products and periodically enhance our existing products. We anticipate that we may have to adjust the prices of many of our products to stay competitive. In addition, new competitors may emerge and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines.

A significant percentage of our total assets consists of goodwill from acquired companies, and we may be unable to realize the value of this asset.

        Our company and our former parent company have paid substantial premiums over the fair value of the net assets of some of the companies that comprise our business. We have acquired significant intangible assets, including approximately $173.8 million of cost in excess of net assets of acquired companies, or goodwill, recorded on our balance sheet as of March 29, 2003. This represents approximately 39% of our total assets as of that date. Our ability to realize the value of this asset will depend on future cash flows of the acquired businesses. Cash flow, in turn, depends on how well we have identified these acquired businesses as desirable acquisition candidates and how well we can integrate these acquired businesses. If the cash flow from these businesses is less than we have projected, we may have to write down the value of these assets.

The complexity presented by international operations could negatively affect our business.

        International revenues account for a substantial portion of our revenues, particularly in our Respiratory Technologies segment. International revenues from continuing operations, including export revenues from the United States, accounted for 41% of our total revenues in 2002 and 42% of our total revenues in 2001. While we plan to continue expanding our presence in international markets, our international operations present a number of risks, including the following:

  •
  Foreign laws in a number of countries limit our ability to properly maintain our distribution channels. For example, a number of foreign laws restrict our ability to terminate a distributor for taking actions that adversely affect our business, such as manufacturing and selling competing products.

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  The successful marketing of our products in some countries, including many European countries, may require us to establish a local presence. The revenues generated in these countries may not justify the expense of establishing and maintaining such a local presence.

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  Fluctuations in currency exchange rates have, on occasion, forced us to lower our prices, thereby reducing our margins for some of our respiratory and neurodiagnostic products.

Our competitive position is partially dependent on protecting our intellectual property, which can be difficult and expensive.

        We believe that the success of our business depends, in part, on obtaining patent protection for our products, defending our patents once obtained and preserving our trade secrets. Patent and trade secret protection is important to us because developing and marketing new technologies and products is time consuming and expensive. We own many U.S. and foreign patents and intend to apply for additional patents to cover our products. We may not receive enforceable patents from any pending or future patent applications owned by or licensed to us. The claims allowed under any issued patents may not be broad enough to protect our technology.

        Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of attention from our business and may not adequately protect our intellectual property rights.

        In addition, we may be sued in the future by third parties claiming that our products infringe on the intellectual property rights of others. This risk is exacerbated by the fact that the validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our operating results. In addition, intellectual property litigation or claims could force us to:

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  cease selling, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;

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  obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

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  redesign our products, which would be costly and time-consuming.

If we breach any of the agreements under which we license commercialization rights to products or technology from others, we could lose license rights that are important to our business.

        We license rights to products and technology that are important to our business and we expect to enter into additional licenses in the future. Although the products and technology that we currently license account for less than 5% of our total annual revenues, we expect that this percentage will increase as we develop and introduce additional licensed products to the market. For instance, a number of the therapy-based products that we are developing incorporate proprietary technologies that we have licensed from third parties. Under these licenses, we are subject to commercialization and development, sublicensing, royalty, insurance and other obligations. If we fail to comply with any of these requirements, or otherwise breach a license agreement, the licensor may have the right to terminate the license in whole or to terminate the exclusive nature of the license. In addition, upon the termination of the license, we may be required to license to the licensor any related intellectual property that we develop.

Our ability to market and sell our products depends upon receipt of domestic and foreign regulatory approval of our products and manufacturing operations. Our failure to obtain or maintain regulatory approvals and compliance could negatively affect our business.

        Our products and manufacturing operations are subject to extensive regulation in the United States by the Food and Drug Administration (FDA) and by similar regulatory agencies in many other countries in which we do business. The principal risks that we face in obtaining and maintaining the regulatory approvals necessary to market our products include:

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  The approval process for medical devices in the United States and abroad can be lengthy, expensive and require extensive preclinical and clinical trials. As a result, we may expend substantial resources in developing and testing a new product but fail to obtain the necessary approvals or clearances to market or manufacture the product on a timely basis or at all.

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  When we modify a medical device for which we have received marketing approval, we must determine whether the modification requires us to seek new regulatory approvals. If the FDA or other regulatory agency does not agree with our determination, we may be prohibited from marketing the modified device until we receive the requisite regulatory approval or clearance. In addition, the FDA actively enforces regulations prohibiting marketing of devices for indications or uses that have not been cleared or approved by the FDA.

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  The FDA and foreign regulatory agencies require us to comply with an array of manufacturing and design controls and testing, quality control, storage and documentation procedures. Because our business is geographically dispersed in the United States and abroad, compliance with these procedures is difficult and costly.

        If we fail to comply with applicable regulations, we could be subject to a number of enforcement actions, including warning letters, fines, product seizures, recalls, injunctions, total or partial suspension of production, operating restrictions, marketing limitations, refusal of the government to grant new clearances or approvals, withdrawal of marketing clearances or approvals and civil and criminal penalties. Companies may also voluntarily conduct a recall of a problem product.

We may be unable to successfully develop and/or commercialize our new products.

        Following the Spin-off from Thermo Electron, we undertook a substantial internal development strategy for our business. As part of this strategy, we are developing a number of new products, including therapy and service-based products such as Orion CPAP and HiOx 80. This strategy represents a departure from our traditional business model and we may not have sufficient expertise and experience necessary to successfully implement this new strategy and develop these new products. Furthermore, the successful development and commercialization of new products will depend upon our ability to obtain regulatory approvals, as discussed above. If we are unable to obtain these regulatory approvals, we will be unable to market and sell our products, which will negatively affect our business. Even if we are able to obtain regulatory approval for our products we may have difficulty in bringing these products to market.

Our dependence on suppliers for materials could impair our ability to manufacture our products.

        Outside vendors, some of which are sole-source suppliers, provide key components and raw materials that we use in the manufacture of our products, such as the raw materials for our medical-grade polyurethanes and the beryllium copper strips included in our medical imaging components. Although we believe that alternative sources for these components and raw materials are available, any supply interruption in a limited or sole-source component or raw material could harm our ability to manufacture the affected product until we identify and qualify a new source of supply. In addition, an uncorrected defect or supplier's variation in a component or raw material, either unknown to us or incompatible with our manufacturing process, could harm our ability to manufacture the affected product. We may not be able to find a sufficient alternative supplier in a reasonable time period, or on commercially reasonable terms, if at all, which could impair our ability to produce and supply our products. If we cannot obtain a necessary component, we may need to find, test and obtain regulatory approval for a replacement component, which would cause significant delays that could seriously harm our business and operating results.

Anti-takeover provisions in our charter documents and under Delaware law and the potential tax effects of the distribution could prevent or delay transactions that our stockholders may favor.

        Provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. For example, these provisions:

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  authorize the issuance of "blank check" preferred stock without any need for action by stockholders;

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  provide for a classified board of directors with staggered three-year terms;

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  require supermajority stockholder approval to effect various amendments to our charter and by-laws;

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  eliminate the ability of stockholders to call special meetings of stockholders;

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  prohibit stockholder action by written consent; and

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  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

        In addition, our board of directors has adopted a stockholder rights plan intended to protect stockholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. This rights plan may have anti-takeover effects. The rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not believe are in the best interests of us and our stockholders and may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares.

        The tax treatment of the distribution under the Internal Revenue Code and regulations thereunder could also serve to discourage an acquisition of our company. An acquisition of our company within two years following the spinoff from Thermo Electron could result in federal tax liability being imposed on Thermo Electron and, in more limited circumstances, on stockholders of Thermo Electron who received shares of our common stock in the distribution. In addition, an acquisition more than two years after the distribution could cause the distribution to be taxable to Thermo Electron if the acquisition were determined to be pursuant to an overall plan that existed at the time of the distribution. As part of the distribution, we may be required to indemnify Thermo Electron, but not its stockholders, for any resulting tax liability if the tax liability is attributable to certain acts by us, including an acquisition of our company. The prospect of that tax liability and our indemnification obligation may have anti-takeover effects.

Risks Related to This Offering

Our stock price is volatile, which may result in significant losses to stockholders.

        There has been significant volatility in the market prices of healthcare companies' securities. Various factors and events may have a significant impact on the market price of our common stock. These factors include:

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  fluctuations in our operating results;

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  announcements of technological innovations, acquisitions or licensing of therapeutic products or product candidates by us or our competitors;

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  published reports by securities analysts;

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  positive or negative progress with our clinical trials;

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  governmental regulation, including healthcare reimbursement policies;

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  developments in patent or other proprietary rights;

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  developments in our relationship with collaborative partners;

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  public concern as to the safety and efficacy of our products; and

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  general market conditions.

        The trading price of our common stock has been, and could continue to be, subject to wide fluctuations in response to these factors, including the sale or attempted sale of a large amount of our common stock into the market. From November 7, 2001, when our common stock began trading on a when-issued basis on the New York Stock Exchange, through May 30, 2003, the high and low closing prices of our common stock ranged from $12.00 to $24.09. Broad market fluctuations may also adversely affect the market price of our common stock.

Sales of substantial amounts of our common stock in the public market could depress our stock price.

        This is our first public offering since the spin-off distribution by Thermo Electron, which, while technically a public offering, was not an offering directed to the general public. Accordingly, we have a relatively small number of shares that are traded in the market and a small number of our stockholders hold approximately 32% of our outstanding shares. Any sales of substantial amounts of our common stock in the public market, including sales or distributions of shares by our large stockholders, or the perception that such sales might occur, could harm the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

USE OF PROCEEDS

        Unless we otherwise specify in the applicable prospectus supplement, we intend to add the net proceeds from the sale of our common stock to our general funds. We may use those funds to repay debt, to finance acquisitions, to fund research and development, to fund the integration of any businesses we acquire into our existing business and for working capital. Our management will have broad discretion in the allocation of net proceeds of the offering.

DESCRIPTION OF CAPITAL STOCK

        The following summary is qualified by reference to the provisions of our charter and by-laws included as exhibits to the registration statement of which this information statement is a part.

Common Stock

        Our charter authorizes 100,000,000 shares of common stock, par value $.01 per share, for issuance. As of May 28, 2003, 26,364,286 shares of our common stock were issued and outstanding. Our charter provides for the following with respect to our common stock:

        Voting.    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

        Dividends.    If our board of directors declares a dividend, holders of common stock will receive payments on a ratable basis from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

        Liquidation.    If we are dissolved, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

        Other.    Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable.

        The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Currently, we have no shares of preferred stock outstanding.

Preferred Stock

        Our charter authorizes our board of directors, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. Our charter also authorizes our board of directors, subject to the limitations prescribed by Delaware law, to:

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  establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series; and

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  issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

        The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock or of rights to purchase preferred stock, however, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

        10,000 shares of Series A junior participating preferred stock are authorized for issuance under our stockholder rights plan. See "—Stockholder Rights Plan" below. We have no current plans to issue any preferred stock other than as may be provided for by the stockholder rights plan.

Delaware Law and our Charter and By-Law Provisions; Anti-Takeover Effects

        Staggered Board.    Our charter provides, subject to the rights of holders of any series of preferred stock to elect directors, that:

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  the board of directors be divided into three classes, with staggered three-year terms;

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  directors may be removed only for cause by the vote of the holders of at least 75% of the shares of our capital stock entitled to vote in any annual election of directors or class of directors; and

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  any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by the vote of a majority of the directors then in office.

These provisions could discourage, delay or prevent a change in control of our company or an acquisition of our company at a price that many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or attempting to change the composition or policies of our board of directors.

        Stockholder Action; Special Meeting of Stockholders.    Our charter and by-laws also provide that:

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  stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and then only if properly brought before the meeting;

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  stockholder action may not be taken by written action in lieu of a meeting;

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  special meetings of stockholders may be called only by the chairman of our board, our chief executive officer or by our board of directors; and

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  in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding the provision of specified information and advance notice to us.

These provisions could delay, until the next stockholders' meeting, actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because a person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

        Supermajority Votes Required.    The Delaware General Corporation Law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's charter or by-laws, unless a corporation's charter or by-laws, as the case may be, requires a greater percentage. Our charter requires the vote of the holders of at least 75% of our capital stock entitled to vote in any annual election of directors or class of directors to amend or repeal any of the foregoing provisions. In addition, our by-laws state that any action by the stockholders to amend or repeal the by-laws requires the vote of the holders of at least 75% of our capital stock entitled to vote in any annual election of directors or class of directors. The 75% stockholder vote is in addition to any separate class vote that might be required pursuant to the terms of any series of preferred stock that might be then outstanding.

        Business Combinations.    Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock.

        Indemnification.    Our charter provides that our directors will not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. These provisions of our charter are intended to afford directors protection, and limit their personal liability, to the fullest extent permitted by Delaware law. Because of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of some of their fiduciary duties. Our charter further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Stockholder Rights Plan

        On November 12, 2001, we entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent, to issue to each stockholder, one preferred stock purchase right for each outstanding share of our common stock. Each right, when exercisable, will entitle the registered holder to purchase from us a unit consisting of one ten-thousandth of a share of Series A junior participating preferred stock at a purchase price of a multiple of the market price per share of our common stock on the date our board adopts the stockholders rights plan, subject to adjustment.

        The following description is a summary of the material terms of our stockholder rights plan. It does not restate these terms in their entirety. We urge you to read our stockholder rights plan because it, and not this description, defines the terms and provisions of our plan. You may obtain a copy of the rights agreement at no charge by writing to us at the address listed below under the caption "Where You Can Find More Information."

        Distribution of Rights.    Initially, the rights will not be exercisable and will be attached to all certificates representing outstanding shares of our common stock, and we will not distribute separate rights certificates. The rights will separate from our common stock, and a rights distribution date will occur, upon the earlier of the following events:

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  10 business days after a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; and

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  10 business days following the start of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.

        The distribution date may be deferred by our board of directors. In addition, some inadvertent actions will not trigger the occurrence of the rights distribution date.

        Prior to the rights distribution date:

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  the rights will be evidenced by our common stock certificates and will be transferred with and only with such common stock certificates; and

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  the surrender for transfer of any certificates of our common stock will also constitute the transfer of the rights associated with our common stock represented by such certificate.

        The rights will not be exercisable until the rights distribution date and will expire at the close of business on November 12, 2011, unless we redeem or exchange them earlier as described below.

        As soon as practicable after the rights distribution date, rights certificates will be mailed to the holders of record of our common stock as of the close of business on the rights distribution date. From and after the rights distribution date, the separate rights certificates alone will represent the rights. All shares of our common stock issued prior to the rights distribution date will be issued with rights. Shares of our common stock issued after the rights distribution date in connection with specified employee benefit plans or upon conversion of specified securities will be issued with rights. Except as otherwise determined by our board of directors, no other shares of our common stock issued after the rights distribution date will be issued with rights.

        Flip-in Event.    If a person becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, except as described below, each holder of a right will thereafter have the right to receive, upon exercise, a number of shares of our common stock, or, in some circumstances, cash, property or other securities of ours, which equals the exercise price of the right divided by one-half of the current market price of our common stock on the date the acquisition occurs. However, following the acquisition:

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  rights will not be exercisable until the rights are no longer redeemable by us as set forth below; and

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  all rights that are, or were, under the circumstances specified in the rights agreement, beneficially owned by any acquiring person will be null and void.

        The event set forth in this paragraph is referred to as a flip-in event. A flip-in event would not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in their best interests.

        For example, at an exercise price of $100 per right, each right not owned by an acquiring person, or by some related parties, following a flip-in event would entitle the holder to purchase for $100 the number of shares of our common stock, or other consideration, as noted above, as equals $100 divided by one-half of the current market price of our common stock. Assuming that our common stock had a per share value of $50 at that time, the holder of each valid right would be entitled to purchase four shares of our common stock for $100.

        Flip-over Event.    If at any time after a person has become the beneficial owner of 15% or more of the outstanding shares of our common stock:

  •
  we are acquired in a merger or other business combination transaction in which we are not the surviving corporation,

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  in connection with a consolidation or merger, our common stock is changed or exchanged for stock or other securities of any other person or for cash or any other property or

  •
  50% or more of our assets or earning power is sold or transferred,

then each holder of a right, except rights which previously have been voided as set forth above, shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the right divided by one-half of the current market price of that company's common stock at the date of the occurrence of the event. This exercise right will not arise if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in their best interests.

        For example, at an exercise price of $100 per right, each right following an event described in the preceding paragraph would entitle the holder to purchase for $100 the number of shares of common stock of the acquiring company as equals $100 divided by one-half of the current market price of that company's common stock. Assuming that the common stock had a per share value of $100 at that time, the holder of each valid right would be entitled to purchase two shares of common stock of the acquiring company for $100.

        Exchange of Rights.    At any time after a flip-in event, when no person owns a majority of our common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person that have become void, in whole or in part, at an exchange ratio of one share of our common stock, or one ten-thousandth of a share of preferred stock, or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right.

        Series A Junior Participating Preferred Stock.    Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of series A preferred stock will be entitled to receive, when, as and if declared by our Board, a minimum preferential quarterly dividend payment of $100 per share and will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the series A preferred stock will be entitled to a minimum preferential liquidating payment of $10,000 per share and will be entitled to an aggregate payment of 10,000 times the payment made per share of our common stock. Each share of series A preferred stock will have 10,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is changed or exchanged, each share of series A preferred stock will be entitled to receive 10,000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the series A preferred stock's dividend, liquidation and voting rights, the value of one ten-thousandth of a share of series A preferred stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

        Redemption of Rights.    At any time until ten business days following the date of a public announcement that a person has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock, we may redeem the rights in whole, but not in part, at a price of $.001 per right, payable in cash, stock or any other form of consideration. Immediately upon the redemption of the rights or such earlier time as established by our board of directors in the resolution ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.001 redemption price.

        Status of Rights Holder and Tax Effects.    Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of ours, including the right to vote or to receive dividends. Although the distribution of the rights should not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for common stock of the acquiring company as described above.

        Board's Authority to Amend.    Our board of directors may amend any provision of the rights agreement, other than the redemption price, prior to the date on which the rights are no longer redeemable. Once the rights are no longer redeemable, our board's authority to amend the rights agreement is limited to correcting ambiguities or defective or inconsistent provisions in a manner that does not adversely affect the interest of holders of rights.

        Effects of The Rights.    The rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of us and our stockholders, as determined by a majority of our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors.

Dividends

        We currently anticipate that we will retain all of our earnings for use in the development of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

        We may sell the securities through underwriters, through dealers or agents or directly to purchasers. We will describe in the prospectus supplement the particular terms of any offering of the securities, including the following:

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  the names of any underwriters;

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  the purchase price and the proceeds we will receive from the sale;

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  any underwriting discounts and other items constituting underwriters' compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

  •
  commissions paid to agents;

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  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

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  any other information we think is important.

        If we elect to do an "at the market" offering, as such term is defined in Rule 415(a)(4), we will comply with the requirements of Rule 415(a)(4) including the volume limitations specified therein.

        If we use underwriters in the sale, the securities may either be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions. Unless otherwise described in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        In connection with an underwritten offering of the securities, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the securities for their own account by selling more shares than we have actually sold to them. A short position is "covered" if the short position is no greater than the number of common shares available for purchase by the underwriters under the underwriters' over-allotment option, if any. The underwriters can close out a covered short sale by exercising any over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of the shares compared to the price available under any underwriters' over-allotment option. The underwriters may also sell shares in excess of any over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

        In addition, the underwriters may stabilize or maintain the price of the securities by bidding for or purchasing shares in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repuchased in connection with stabilization transactions or otherwise. The effect of the transactions described in this and the preceding paragraph may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market, and these transactions may be discontinued at any time. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of these activities.

        Agents, dealers and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents, dealers or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        Any underwriter may make a market in the securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We can not and will not give any assurances as to the liquidity of the trading market for our securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. In addition, we maintain a website at http://www.viasyshealthcare.com and make available free of charge on this website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information.

        We incorporate by reference herein our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed (other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished under Item 9 or Item 12 of Form 8-K and exhibits relating to such disclosures, unless otherwise specifically stated in any such Current Report or Form 8-K):

  •
  Annual Report on Form 10-K for the fiscal year ended December 28, 2002 filed on March 25, 2003, as amended on June 3, 2003;

  •
  Quarterly Report on Form 10-Q for the period ended March 29, 2003, as amended on June 2, 2003;

  •
  Current Report on Form 8-K filed on April 11, 2003;

  •
  Current Report on Form 8-K dated May 9, 2002, as amended on June 2, 2003; and

  •
  The description of our capital stock set forth under the caption "Description of Capital Stock" in the information statement attached to Amendment No. 3 to our Registration Statement on Form 10 filed October 24, 2001.

        We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing us at VIASYS Healthcare Inc., 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428, or telephoning us as (610) 862-0800.

        You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

        The consolidated financial statements of VIASYS Healthcare Inc. appearing in VIASYS Healthcare Inc.'s Annual Report on Form 10-K for the year ended December 28, 2002, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

3,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	JPMorgan

CIBC World Markets	Needham & Company, Inc.

June 18, 2003

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUMMARY
VIASYS Healthcare Inc.
Competitive Strengths
Strategy
The Offering
Summary Consolidated Financial Data
USE OF PROCEEDS
CAPITALIZATION
OUR COMPANY
MATERIAL UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
OUR COMPANY
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
LEGAL MATTERS
EXPERTS